Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces First Quarter 2018 Results

DALLAS, Texas - April 25, 2018 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the first quarter ended March 31, 2018, including the following highlights:

•	Earnings per common diluted share of $0.26 compared to $0.30 per share in 2017

•
Earnings per share includes $7.9 million, or $0.04 per share, of transaction costs incurred related to the planned spin-off transaction, resulting in adjusted earnings per common diluted share of $0.30

•	Railcar deliveries and orders totaling 5,725 and 4,705 railcars, respectively, in the Rail Group, compared to 3,770 and 970 railcars, respectively, in 2017

•	Inland Barge Group receives orders with a value of $57.1 million

•	Repurchases of common stock totaling $50.0 million under the current authorization

•	Issues notice to call $449.4 million convertible subordinated notes on June 1, 2018

•
Anticipates full year 2018 earnings per common diluted share of between $1.20 and $1.40, excluding spin-off related transaction costs of approximately $30 to $35 million, compared to previous earnings guidance of between $1.15 and $1.35 per share, excluding spin-off related transaction costs of approximately $25 million

Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $40.2 million, or $0.26 per common diluted share, for the first quarter ended March 31, 2018. Net income for the same quarter of 2017 was $46.0 million, or $0.30 per common diluted share. Revenues for the first quarter of 2018 totaled $831.3 million compared to revenues of $877.3 million for the same quarter of 2017. In the first quarter, the Company incurred approximately $7.9 million of transaction costs, or $0.04 per share, related to the expected spin-off transaction. First quarter 2018 results benefitted from a lower effective tax rate of 26.2% due primarily to the Tax Cut and Jobs Act (“the Act”) compared to 28.7% in the same quarter of 2017 which benefitted from the settlement of certain tax audits. For the full year 2018, the Company continues to expect a 24.0% effective tax rate compared to 36.2% in full year 2017, excluding the positive one-time impact from the Act in the fourth quarter of 2017.
“We are off to a good start in 2018, in what will be a transformational year for our Company,” said Timothy R. Wallace, Trinity’s Chairman, CEO and President. “Our financial performance for the first quarter reflects varying conditions across our businesses. We achieved year-over-year increases in operating profit for the Rail and Construction Products Groups. Our railcar and inland barge manufacturing businesses received a moderate level of orders during the quarter, a positive outcome in what continues to be challenging, but improving, market conditions.”
Mr. Wallace added, “I continue to be pleased with the progress we are making on our planned spin-off of our infrastructure-related businesses to Trinity’s stockholders, and we remain on track for an expected transaction close in the fourth quarter of this year.”

Quarterly Business Group Results
In the first quarter of 2018, the Rail Group reported revenues of $598.5 million compared to revenues of $478.3 million in the first quarter of 2017. Operating profit and profit margin for the Rail Group were $58.9 million and 9.8% in the first quarter of 2018 compared to $50.5 million and 10.6% in the first quarter of 2017. The increases in revenues and operating profit were primarily due to higher railcar deliveries. The Rail Group delivered 5,725 railcars and received orders for 4,705 railcars during the first quarter of 2018 compared to 3,770 and 970 railcars, respectively, in the same quarter last year. The railcar backlog in the Rail Group was $2.1 billion as of March 31, 2018, representing 21,365 railcars, compared to a railcar backlog of $2.2 billion as of December 31, 2017, representing 22,585 railcars.
The Railcar Leasing and Management Services Group (“Leasing Group”) reported revenues and operating profit of $174.6 million and $71.1 million, respectively, in the first quarter of 2018, a decrease of 2.4% and 16.4%, respectively, compared to the same quarter of 2017. The decrease in revenues was primarily due to lower average lease rates and utilization partially offset by additions to the lease fleet. There were no revenues from sales of railcars owned one year or less reported in either period. The decrease in operating profit was primarily the result of lower revenues and higher fleet maintenance and compliance expenses partially offset by $2.1 million of profit from railcar sales owned for more than one year that are not included in revenues.
Total proceeds from the sale of leased railcars owned for more than one year were $15.5 million in the first quarter of 2018 compared to no sales of leased railcars in the first quarter of 2017. Supplemental information for the Leasing Group is provided in the accompanying tables.
The Inland Barge Group reported revenues of $30.8 million in the first quarter of 2018 compared to revenues of $62.7 million in the first quarter of 2017. Operating loss for this Group was $0.7 million in the first quarter of 2018 compared to a profit of $6.3 million in the first quarter of 2017. The decreases in revenues and operating profit compared to the same quarter last year were primarily due to significantly lower barge deliveries. The Inland Barge Group received orders of $57.1 million during the quarter and, as of March 31, 2018, had a backlog of $124.5 million compared to a backlog of $98.2 million as of December 31, 2017.
The Energy Equipment Group reported revenues of $226.7 million in the first quarter of 2018 compared to revenues of $255.4 million in the same quarter of 2017. Operating profit and profit margin for this Group were $21.3 million and 9.4% compared to $29.6 million and 11.6% in the same quarter last year. A decrease in volumes in the Group's structural wind towers product line was partially offset by improved pricing and increased volumes in the Group's utility structures product line. Additionally, the required adoption of new revenue accounting rules as of January 1, 2018 resulted in a decrease in the Group's revenues and operating profit in the first quarter of $18.0 million and $4.0 million, respectively. Prior periods were not required to be adjusted for the new rules. Also, in accordance with the new revenue rules, we are now reporting combined backlog for wind towers and utility structures, which represents open contracts at the end of the period that are either non-cancellable or contain penalties for termination. The backlog for wind towers and utility structures as of March 31, 2018 was $809.7 million compared to a backlog of $924.8 million as of December 31, 2017.
The Construction Products Group reported revenues of $125.0 million in the first quarter of 2018 compared to revenues of $123.1 million in the first quarter of 2017. Operating profit and profit margin were $19.4 million and 15.5% in the first quarter of 2018 compared to $15.5 million and 12.6% in the same quarter last year. The increases in revenues compared to the same quarter last year were primarily due to higher volumes in our construction aggregates business and other businesses, partially offset by lower volumes in our highway products business. The increase in revenues from other businesses was primarily a result of our trench shoring products acquisition in the third quarter of 2017. The increase in operating profit compared to the same quarter last year was related to volumes discussed, in addition to lower operating costs and $1.5 million in insurance proceeds related to a previously disclosed equipment failure at one of our highway products plants.

Share Repurchase
During the first quarter of 2018, the Company repurchased 1,519,503 shares of common stock at a cost of approximately $50.0 million, leaving $450 million remaining under its current authorization through December 31, 2019.
Proposed Spin-off
On December 12, 2017, the Company announced that its Board of Directors unanimously approved a plan to pursue a spin-off of the Company's infrastructure-related businesses to Trinity stockholders. The separation is planned as a tax-free spin-off transaction to the Company's stockholders for U.S. federal income tax purposes. The transaction is expected to result in two separate public companies: (1) Trinity, the currently existing company which will be comprised primarily of Trinity’s rail-related businesses and (2) a new infrastructure company focused on infrastructure-related products and services.
Completion of the spin-off will be subject to, among other things, the effectiveness of appropriate filings with the Securities and Exchange Commission, final approval from the Company's Board of Directors, and other customary conditions. The Company may, at any time and for any reason until the proposed transaction is complete, abandon the separation or modify or change its terms. The separation is expected to be completed in the fourth quarter of 2018, but there can be no assurance regarding the ultimate timing of the separation or that the separation will ultimately occur.
Company's $449.4 million Convertible Subordinated Notes
Pursuant to the terms of the indenture governing the Notes, the Notes are callable by the Company, in whole or part, beginning June 1, 2018. On April 23, 2018, the Company gave notice of its election to redeem all of the Notes on June 1, 2018 for cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest. In addition, the Company notified the trustee that the Notes became convertible as a result of its election to redeem the Notes. As a result, holders may convert their Notes at any time until May 30, 2018. The current conversion price of the Notes is $24.13 per share as of April 13, 2018. Upon conversion, the Company will deliver to the holders in respect of each $1,000 principal amount of Notes being converted a “settlement amount,” as defined in the Indenture governing the Notes, equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days of the cash settlement averaging period. Although the Company has the option to make the conversion payment in cash and shares of the Company's common stock (or cash in lieu of some or all of the shares of common stock), the Company intends to make the entire conversion payment with respect to all Notes converted solely in cash. The Company currently expects to fund the redemption and conversion payments through a combination of cash on hand and the proceeds from one or more debt financing transactions by the Company on a non-recourse basis.
Earnings Guidance for 2018
The 2018 earnings guidance reflects consolidated results for the Company and has not been adjusted to incorporate the completion of a potential spin-off transaction.
The Company expects full year 2018 earnings per common diluted share of between $0.95 and $1.20, including spin-off related transaction costs of approximately $30 to $35 million, compared to its previous earnings guidance of between $1.00 and $1.20 per share, including spin-off related transaction costs of approximately $25 million. Excluding transaction costs, the Company anticipates full year 2018 earnings per common diluted share of between $1.20 and $1.40 compared to its previous guidance of between $1.15 and $1.35 per share. Refer to the 2018 Full Year Guidance and Outlook table for further information regarding the spin-off related transaction costs and other supplemental guidance details.
Actual results in 2018 may differ from present expectations and could be impacted by a number of factors including, among others, the risk factors disclosed in "Risk Factors" and "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the most recent fiscal year.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on April 26, 2018 to discuss its first quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Events & Presentations menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-2103 until 11:59 p.m. Eastern on May 3, 2018.
Company Description
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns complementary market-leading businesses providing products and services to the energy, chemical, agriculture, transportation, and construction sectors, among others. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements, including, but not limited to, statements regarding the effect of the Tax Cuts and Jobs Act on Trinity's financial results, any non-cash tax benefits from the remeasurement of Trinity's net deferred tax liabilities, the anticipated separation of Trinity into two separate public companies, the expected timetable for completing the spin-off transaction, whether or not the spin-off transaction occurs, future financial and operating performance of each company, benefits and synergies of the spin-off transaction, strategic and competitive advantages of each company, future opportunities for each company and any other statements regarding events or developments that Trinity believes or anticipates will or may occur in the future. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Trinity expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Trinity’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. There is no assurance that the proposed spin-off transaction will be completed, that the Company's Board of Directors will continue to pursue the proposed spin-off transaction (even if there are no impediments to completion), that the Company will be able to separate its businesses, or that the proposed spin-off transaction will be the most beneficial alternative considered. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to risks and uncertainties regarding economic, competitive, governmental, and technological factors affecting Trinity’s operations, markets, products, services and prices, as well as any changes in or abandonment of the proposed separation or the ability to effect the separation and satisfy the conditions to the proposed separation, and such forward-looking statements are not guarantees of future performance. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year, and as may be revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Investor Contact:
Preston Bass
Director, Investor Relations
Trinity Industries, Inc.
214/631-4420

Media Contact:
Jack Todd
Vice President, Public Affairs
Trinity Industries, Inc.
214/589-8909
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues	$831.3	$877.3
Operating costs:
Cost of revenues	630.1	660.2
Selling, engineering, and administrative expenses	104.9	102.5
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(2.1)	—
Other	(0.2)	(1.3)
	732.7	761.4
Operating profit	98.6	115.9
Interest expense, net	42.4	43.3
Other, net	(0.2)	0.1
Income before income taxes	56.4	72.5
Provision (benefit) for income taxes	14.8	20.8
Net income	41.6	51.7
Net income attributable to noncontrolling interest	1.4	5.7
Net income attributable to Trinity Industries, Inc.	$40.2	$46.0

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.27	$0.30
Diluted	$0.26	$0.30
Weighted average number of shares outstanding:
Basic	147.4	148.7
Diluted	153.7	150.6
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.
The Tax Cuts and Jobs Act (the "Act") was enacted on December 22, 2017. The Act reduces the U.S. federal corporate income tax rate from 35.0% to 21.0%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new taxes on certain foreign-sourced earnings. In December 2017, we recorded a tax benefit after the initial assessment of the tax effects of the Act, and we will continue refining this amount throughout 2018. During the quarter ended March 31, 2018, we adjusted our initial assessment of the tax effects of the Act to record an additional benefit related to the transition tax. We are still analyzing certain aspects of the Act and refining our calculations, which could potentially affect the measurement of our deferred tax balance or give rise to new deferred tax amounts in future periods of 2018. The impact of the Act may differ from our estimate due to changes in the regulations, rulings, guidance, and interpretations issued by the IRS and the FASB as well as interpretations and assumptions made by the Company. For the items for which we were able to determine a reasonable estimate, we recognized an additional provisional net benefit of $0.5 million for the three months ended March 31, 2018, which is included as a component of income tax expense.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2018	2017
Rail Group	$598.5	$478.3
Construction Products Group	125.0	123.1
Inland Barge Group	30.8	62.7
Energy Equipment Group	226.7	255.4
Railcar Leasing and Management Services Group	174.6	178.9
All Other	24.8	22.8
Segment Totals before Eliminations	1,180.4	1,121.2
Eliminations - lease subsidiary	(296.1)	(192.2)
Eliminations - other	(53.0)	(51.7)
Consolidated Total	$831.3	$877.3

	Three Months Ended March 31,
Operating profit (loss):	2018	2017
Rail Group	$58.9	$50.5
Construction Products Group	19.4	15.5
Inland Barge Group	(0.7)	6.3
Energy Equipment Group	21.3	29.6
Railcar Leasing and Management Services Group	71.1	85.0
All Other	(3.3)	(4.6)
Segment Totals before Eliminations and Corporate Expenses	166.7	182.3
Corporate	(39.5)	(35.1)
Eliminations - lease subsidiary	(28.7)	(29.4)
Eliminations - other	0.1	(1.9)
Consolidated Total	$98.6	$115.9

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations (unaudited)

	Three Months Ended March 31,
	2018	2017
	($ in millions)
Revenues:
Leasing and management	$174.6	$178.9
Sales of railcars owned one year or less at the time of sale(1)	—	—
Total revenues	$174.6	$178.9
Operating profit:
Leasing and management	$69.0	$85.0
Railcar sales(1):
Railcars owned one year or less at the time of sale	—	—
Railcars owned more than one year at the time of sale	2.1	—
Total operating profit	$71.1	$85.0
Operating profit margin:
Leasing and management	39.5%	47.5%
Railcar sales	*	*
Total operating profit margin	40.7%	47.5%
Selected expense information(2):
Depreciation	$45.1	$42.1
Maintenance and compliance	$26.4	$20.5
Rent	$10.1	$10.1
Interest	$31.5	$30.6

	March 31, 2018	March 31, 2017
Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned	67,935	62,255
Partially-owned	24,660	24,665
	92,595	86,920
Managed (third-party owned)	26,430	18,535
	119,025	105,455
Portfolio utilization (Company-owned railcars)	96.1%	97.5%

	Three Months Ended March 31,
	2018	2017
	(in millions)
Proceeds from sales of leased railcars:
Leasing Group:
Railcars owned one year or less at the time of sale	$—	$—
Railcars owned more than one year at the time of sale	15.5	—
Rail Group	—	—
	$15.5	$—
* Not meaningful
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2)Depreciation, maintenance and compliance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2018	December 31, 2017
Cash and cash equivalents	$625.4	$778.6
Short-term marketable securities	220.8	319.5
Receivables, net of allowance	342.5	369.7
Income tax receivable	30.6	29.0
Inventories	599.4	640.6
Restricted cash	177.3	195.2
Net property, plant, and equipment	6,393.5	6,134.7
Goodwill	789.8	780.3
Other assets	297.7	295.6
	$9,477.0	$9,543.2

Accounts payable	$183.4	$175.4
Accrued liabilities	396.4	440.0
Debt, net of unamortized discount of $3.6 and $8.5	3,223.4	3,242.4
Deferred income	19.8	20.5
Deferred income taxes	757.0	743.2
Other liabilities	66.4	63.7
Stockholders' equity:
Trinity Industries, Inc.	4,477.7	4,501.1
Noncontrolling interest	352.9	356.9
	4,830.6	4,858.0
	$9,477.0	$9,543.2

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2018	December 31, 2017
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$2,064.5	$2,046.4
Accumulated depreciation	(1,092.3)	(1,073.7)
	972.2	972.7
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.7
Equipment on lease	5,310.9	4,995.7
Accumulated depreciation	(893.9)	(858.9)
	4,427.7	4,147.5
Partially-owned subsidiaries:
Equipment on lease	2,331.5	2,317.7
Accumulated depreciation	(508.7)	(493.1)
	1,822.8	1,824.6

Deferred profit on railcars sold to the Leasing Group	(1,011.6)	(985.2)
Accumulated amortization	182.4	175.1
	(829.2)	(810.1)
	$6,393.5	$6,134.7

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2018	December 31, 2017
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.3 and $0.3	399.7	399.7
Convertible subordinated notes, net of unamortized discount of $3.3 and $8.2	446.1	441.2
Other	0.5	0.5
	846.3	841.4
Less: unamortized debt issuance costs	(2.7)	(2.9)
	843.6	838.5
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	27.4	28.3
	27.4	28.3
Non-recourse:
Secured railcar equipment notes	581.9	591.6
Warehouse facility	154.5	150.7
Promissory notes	289.8	293.6
	1,026.2	1,035.9
Less: unamortized debt issuance costs	(13.9)	(11.1)
	1,012.3	1,024.8
Partially-owned subsidiaries - non-recourse:
Secured railcar equipment notes	1,354.1	1,365.3
Less: unamortized debt issuance costs	(14.0)	(14.5)
	1,340.1	1,350.8
	$3,223.4	$3,242.4

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	March 31, 2018	December 31, 2017
Leasing Debt Summary
Total Recourse Debt	$27.4	$28.3
Total Non-Recourse Debt	2,352.4	2,375.6
	$2,379.8	$2,403.9
Total Leasing Debt
Wholly-owned subsidiaries	$1,039.7	$1,053.1
Partially-owned subsidiaries	1,340.1	1,350.8
	$2,379.8	$2,403.9
Equipment on Lease(1)
Wholly-owned subsidiaries	$4,427.7	$4,147.5
Partially-owned subsidiaries	1,822.8	1,824.6
	$6,250.5	$5,972.1
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	23.5%	25.4%
Partially-owned subsidiaries	73.5%	74.0%
Combined	38.1%	40.3%
(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Operating activities:
Net income	$41.6	$51.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75.3	72.8
Provision (benefit) for deferred income taxes	14.4	55.3
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(2.1)	—
Other	15.2	13.7
Changes in assets and liabilities:
(Increase) decrease in receivables	49.4	24.1
(Increase) decrease in inventories	13.1	33.7
Increase (decrease) in accounts payable and accrued liabilities	(34.6)	(26.3)
Other	1.4	(4.9)
Net cash provided by operating activities	173.7	220.1
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	15.5	—
Proceeds from dispositions of property	2.5	3.6
Capital expenditures - leasing	(318.2)	(162.9)
Capital expenditures - manufacturing and other	(15.8)	(24.3)
(Increase) decrease in short-term marketable securities	98.7	42.6
Acquisitions	(25.0)	—
Other	0.8	0.5
Net cash required by investing activities	(241.5)	(140.5)
Financing activities:
Payments to retire debt	(26.5)	(26.7)
Proceeds from issuance of debt	0.9	—
Shares repurchased	(49.3)	—
Dividends paid to common shareholders	(19.5)	(16.7)
Purchase of shares to satisfy employee tax on vested stock	(0.1)	—
Distributions to noncontrolling interest	(5.8)	(7.3)
Other	(3.0)	—
Net cash required by financing activities	(103.3)	(50.7)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(171.1)	28.9
Cash, cash equivalents, and restricted cash at beginning of period	973.8	741.6
Cash, cash equivalents, and restricted cash at end of period	$802.7	$770.5

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$40.2			$46.0
Unvested restricted share participation	(0.7)			(1.2)
Net income attributable to Trinity Industries, Inc. - basic	39.5	147.4	$0.27	44.8	148.7	$0.30
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	0.9		—	—
Convertible subordinated notes	—	5.4		—	1.9
Net income attributable to Trinity Industries, Inc. - diluted	$39.5	153.7	$0.26	$44.8	150.6	$0.30

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended March 31,
	2018	2017
Net income	$41.6	$51.7
Add:
Interest expense	46.3	45.0
Provision (benefit) for income taxes	14.8	20.8
Depreciation and amortization expense	75.3	72.8
Earnings before interest expense, income taxes, and depreciation and amortization expense	$178.0	$190.3

Trinity Industries, Inc.
2018 Full Year Guidance and Outlook
(unaudited)

Total Company:
Total earnings per share(1)	$0.95 - $1.20 per share
Earnings per share, excluding spin-off transaction costs(1)	$1.20 - $1.40 per share
Corporate expense, excluding spin-off transaction costs	$130 - $150 million
Spin-off transaction costs	$30 - $35 million
Interest expense, net	$165 million
Tax rate, excluding spin-off transaction costs	24%

Rail Group:
Revenue	$2.2 billion
Operating margin	8.0%
Railcar deliveries	20,500 railcars
Revenue elimination from sales to Leasing Group(2)	$860 million
Operating profit elimination from sales to Leasing Group(2)	$95 million

Railcar Leasing and Management Services Group:
Leasing and management revenues(3)	$720 million
Leasing and management operating profit(4)	$290 million
Proceeds from sales of leased railcars	$350 million

Inland Barge Group:
Revenue	$155 million
Operating profit margin	0.0%

Construction Products Group:
Revenue	$545 million
Operating profit margin	13.0%

Energy Equipment Group:
Revenue	$875 million
Operating profit margin	8.5%
(1) The range for earnings per share guidance reflects variability in the point estimates provided above for each business segment. (2) Revenue and operating profit elimination from sales to the Leasing Group include maintenance services in addition to railcar sales.
(3) Excludes sales of railcars owned one year or less at time of sale.
(4) Excludes operating profit from railcar sales.

- END -